Ronnybrook Farm Dairy, Inc.
                              Ancramdale, New York

                                                               December 15, 1997

Mr. Kenneth Rothstein
229 Weaver Street
Apt. #7-D
Greenwich, CT 06831

Dear Ken:

      As you know, Ronnybrook Farm Dairy, Inc. ("Ronnybrook") is working with National Securities Corporation, as its investment banker, toward concluding a minimum $4 million equity financing (the "Financing"). We anticipate that the Financing will close by April 1, 1998.

      Upon closing of the Financing or, at your election, within 30 days thereafter (the "Commencement Date"), you agree to join Ronnybrook and Ronnybrook agrees to hire you as a full-time employee. The following terms shall be applicable to your employment:

      1. The term of your employment shall be for a minimum of one year beginning on the Commencement Date.

      2. You will be employed as Vice President - Marketing and will devote your full time, energy and skill to you employment.

      3. As compensation for your services, Ronnybrook will pay you a salary at the rate of Seventy Thousand ($70,000.00) Dollars per annum.

Mr. Kenneth Rothstein
December 15, 1997

      4. As an employee of Ronnybrook, you shall be entitled to participate, to the extent you qualify, in all retirement, profit-sharing, insurance (life, health, etc.), and other employee benefit plans which may be adopted by Ronnybrook.

      5. Ronnybrook will reimburse you for all reasonable business expenses incurred by you in the course of your employment. In addition, to facilitate your record keeping, Ronnybrook will provide you with a company credit card and cellular phone account.

                                       Very truly yours,

                                       Ronnybrook Farm Dairy, Inc.


                                       By: /s/ Ronald Osofsky, President
                                          ------------------------------
                                          Ronald Osofsky, President


Accepted and Agreed:


/s/ Kenneth Rothstein
---------------------
Kenneth Rothstein